Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 206-A-I dated March 4, 2011	Term Sheet to Product Supplement No. 206-A-I Registration Statement No. 333-155535 Dated May 11, 2011; Rule 433

$ Return Notes Linked to the September 2011 Brent Crude Oil Futures Contract due August 19, 2011

General

—

The notes are designed for investors who seek unleveraged exposure to the official settlement price (expressed in U.S. dollars per barrel) of the September 2011 Brent crude oil futures contract as published by ICE Futures Europe from and including the pricing date to and including the Observation Date. Investors should be willing to forgo interest payments and, if the Ending Contract Price is less than the Strike Value, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—

The notes are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

—	Senior unsecured obligations of JPMorgan Chase & Co. maturing August 19, 2011†
—	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof
—	The notes are expected to price on or about May 11, 2011 and are expected to settle on or about May 16, 2011.
—

The terms of the notes as set forth in “Key Terms” below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 206-A-I, supersede the terms set forth in product supplement no. 206-A-I. In particular, the Contract Price will be determined by reference to the official settlement price (expressed in U.S. dollars per barrel) of the futures contract for Brent crude oil expiring in September 2011]as published by ICE Futures Europe, as described below, and not by reference to the first nearby month futures contract for Brent crude oil, as described in product supplement no. 206-A-I.

Key Terms

Commodity:	The notes are linked to the Brent crude oil futures contract expiring in September 2011 traded on ICE Futures Europe (the “Brent Crude Futures Contract” or the “Commodity Futures Contract”) (Bloomberg ticker “COU1”).
Payment at Maturity:	Payment at maturity will reflect the performance of the Commodity Futures Contract minus the Deduction Amount. Your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Contract Return) – Deduction Amount

You will lose some or all of your investment at maturity if the Ending Contract Price is less than the Strike Value. In no event, however, will the payment at maturity per $1,000 principal amount note be less than $0.

You may lose some or all of your investment at maturity if the Ending Contract Price is not greater than the Strike Value by at least 0.375%.

Deduction Amount:	$3.75 for each $1,000 principal amount note

Contract Return:	Ending Contract Price – Strike Value Strike Value

Strike Value:	A price to be determined on the pricing date in the sole discretion of the calculation agent. The Strike Value may or may not be the Contract Price of the Commodity Futures Contract on the pricing date. Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Strike Value in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Strike Value, that might affect the value of your notes.

Ending Contract Price:	The Contract Price on the Observation Date

Contract Price:	On any trading day, the official settlement price on ICE Futures Europe of the futures contract for Brent crude oil expiring in September 2011, stated in U.S. dollars per barrel, as made public by ICE Futures Europe (Bloomberg Ticker: “COU1” <Comdty>)
Observation Date:	August 16, 2011†
Maturity Date:	August 19, 2011†
CUSIP:	48125XQV1
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet.

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 206-A-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-40 of the accompanying product supplement no. 206-A-I.
(2)	Please see “Supplemental Plan of Distribution” on the last page of this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 11, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 206-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 206-A-I dated March 4, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 206-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 206-A-I dated March 4, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211001577/e42537_424b2.pdf

—	Prospectus supplement dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

—	Prospectus dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(1)	the Observation Date is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I;

(2)	the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes”;

(3)	notwithstanding anything to the contrary in the accompanying product supplement no. 206-A-I, the “Contract Price” of the Brent Crude Futures Contract will be as specified under “Key Terms — Contract Price” in this term sheet; and

(4)	notwithstanding anything to the contrary in the accompanying product supplement no. 206-A-I, the official U.S. dollar cash settlement price of Brent Crude is the official U.S. dollar cash settlement price (expressed in U.S. dollars per barrel) for Brent Crude of the futures contract expiring in September 2011 quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “COU1” <Comdty>.

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What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?

The following table illustrates the hypothetical return at maturity on the notes. The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns set forth below assume a Strike Value of $110 and reflect the Deduction Amount of $3.75. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Contract Price	Contract Return	$1,000 × (1 + Contract Return)		Deduction Amount		Payment at Maturity
$198.0000	80.000%	$1,800.00	–	$3.75	=	$1,796.25
$187.0000	70.000%	$1,700.00	–	$3.75	=	$1,696.25
$176.0000	60.000%	$1,600.00	–	$3.75	=	$1,596.25
$165.0000	50.000%	$1,500.00	–	$3.75	=	$1,496.25
$154.0000	40.000%	$1,400.00	–	$3.75	=	$1,396.25
$143.0000	30.000%	$1,300.00	–	$3.75	=	$1,296.25
$132.0000	20.000%	$1,200.00	–	$3.75	=	$1,196.25
$121.0000	10.000%	$1,100.00	–	$3.75	=	$1,096.25
$115.5000	5.000%	$1,050.00	–	$3.75	=	$1,046.25
$110.4125	0.375%	$1,003.75	–	$3.75	=	$1,000.00
$110.2750	0.250%	$1,002.50	–	$3.75	=	$998.75
$110.0000	0.000%	$1,000.00	–	$3.75	=	$996.25
$99.0000	-10.000%	$900.00	–	$3.75	=	$896.25
$88.0000	-20.000%	$800.00	–	$3.75	=	$796.25
$77.0000	-30.000%	$700.00	–	$3.75	=	$696.25
$66.0000	-40.000%	$600.00	–	$3.75	=	$596.25
$55.0000	-50.000%	$500.00	–	$3.75	=	$496.25
$44.0000	-60.000%	$400.00	–	$3.75	=	$396.25
$33.0000	-70.000%	$300.00	–	$3.75	=	$296.25
$22.0000	-80.000%	$200.00	–	$3.75	=	$196.25
$11.0000	-90.000%	$100.00	–	$3.75	=	$96.25
$0.0000	-100.00%	$0.00	–	$3.75	=	$0.00†

†	The payment at maturity will not be less than $0.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Ending Contract Price increases from the Strike Value of $110 to an Ending Contract Price of $115.50. Because the Ending Contract Price of $115.50 is greater than the Strike Value of $110, the investor receives a payment at maturity of $1,046.25 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) – $3.75 = $1,046.25

Example 2: The Ending Contract Price increases from the Strike Value of $110 to an Ending Contract Price of $110.275. Even though the Ending Contract Price of $110.275 is greater than the Strike Value of $110, because the Contract Return is less than 0.375%, the investor receives a payment at maturity of $998.75 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 +0.25%) – $3.75 = $998.75

Example 3: The Ending Contract Price decreases from the Strike Value of $110 to an Ending Contract Price of $88. Because the Ending Contract Price of $88 is less than the Strike Value of $110, the investor receives a payment at maturity of $796.25 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) – $3.75 = $796.25

Example 4: The Ending Contract Price decreases from the Strike Value of $110 to an Ending Contract Price of $0. Because the Ending Contract Price of $0 is less than the Strike Value of $110, and because the payment at maturity per $1,000 principal amount note may not be less than $0, the investor receives a payment at maturity of $0 per $1,000 principal amount note.

These returns and the payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payments shown above would likely be lower.

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Selected Purchase Considerations

—

UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Contract Price of the Commodity Futures Contract, subject to the Deduction Amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

—

RETURN LINKED SOLELY TO THE CONTRACT PRICE OF THE BRENT CRUDE FUTURES CONTRACT — The return on the notes is linked solely to the official settlement price on ICE Futures Europe of the futures contract for Brent crude oil expiring in September 2011, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. The Contract Return reflects the performance of the Brent Crude Futures Contract, expressed as a percentage, from the Strike Value to the Contract Price on the Observation Date. For additional information about the Brent Crude Futures Contract, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodity Futures Contracts” in the accompanying product supplement no. 206-A-I, as supplemented by “Supplemental Terms of the Notes” in this term sheet.

—

CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 206-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes, as described in the section entitled “Certain U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions” in the accompanying product supplement. Assuming this characterization is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract or other instruments related to the Commodity Futures Contract. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 206-A-I dated March 4, 2011.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Commodity Futures Contract, and will depend on whether, and the extent to which, the Contract Return is positive or negative. Your investment will be exposed to loss if the Ending Contract Price is less than the Strike Value. In addition, you may lose some of your investment at maturity even if the Ending Contract Price is greater than the Strike Value as described in the next risk consideration.

—

THE DEDUCTION AMOUNT WILL REDUCE YOUR FINAL PAYMENT — The notes are subject to a Deduction Amount of $3.75 per $1,000 principal amount note, which will be subtracted from your payment at maturity. Because the Deduction Amount will reduce your payment at maturity, even if the Commodity Futures Contract has appreciated, you will lose up to $3.75 per $1,000 principal amount note if the Ending Contract Price is greater than the Strike Value by less than 0.375%.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

—	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes,

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including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The Strike Value will be a price determined on the pricing date in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Strike Value in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Strike Value, that might affect the value of your notes.

—

CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

—

WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I for more information.

—

COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Commodity Futures Contract. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain energy and agricultural based commodities. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

—

PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the Brent Crude Futures Contract. See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below. The Contract Price of the Brent Crude Futures Contract is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

—

THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Contract Price of the Brent Crude Futures Contract, we expect that generally the market value of the notes will depend in part on the market price of Brent crude oil. The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide,

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regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

—

FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Brent Crude Futures Contract will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Brent Crude Futures Contract and, therefore, the notes.

—

THE CONTRACT PRICE OF THE BRENT CRUDE FUTURES CONTRACT IS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE BRENT CRUDE FUTURES CONTRACT AS DETERMINED BY ICE FUTURES EUROPE, AND THERE ARE CERTAIN RISKS RELATING TO THE CONTRACT PRICE OF THE BRENT CRUDE FUTURES CONTRACT BEING DETERMINED BY ICE FUTURES EUROPE — The Brent Crude Futures Contract is traded on ICE Future Europe. The Contract Price of the Brent Crude Futures Contract will be determined by reference to the official settlement price on ICE Futures Europe of the futures contract for Brent crude oil expiring in September 2011, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

—

A DECISION BY ICE FUTURES EUROPE TO INCREASE MARGIN REQUIREMENTS FOR THE BRENT CRUDE FUTURES CONTRACT MAY AFFECT THE CONTRACT PRICE OF THE BRENT CRUDE FUTURES CONTRACT — If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the Brent Crude Futures Contract (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Brent Crude Futures Contract to decline significantly.

—

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BRENT CRUDE FUTURES CONTRACT — The return on your notes will not reflect the return you would realize if you actually purchased the Brent Crude Futures Contract, the Brent crude oil futures contracts, or exchange-traded or over-the-counter instruments based on Brent crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.

—

SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to the Brent Crude Futures Contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index. The Commodity Price of the Brent Crude Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

—	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Contract Price of the Brent Crude Futures Contracts and interest rates at any time on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

—	the volatility, frequency and magnitude of changes in the Contract Price of the Brent Crude Futures Contracts;
—	supply and demand trends for Brent crude oil and the Brent Crude Futures Contract;
—	the time to maturity of the notes;
—	interest and yield rates in the market generally;
—	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and
—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Notes Linked to the September 2011 Brent Crude Oil Futures Contract	TS-5

Historical Information

The following graph sets forth the historical performance of the Brent Crude Futures Contract based on the weekly Contract Prices from February 24, 2006 through May 6, 2011. The Contract Price on May 10, 2011 was $116.17. We obtained the Contract Prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Brent Crude Futures Contract should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on the pricing date or the Contract Price on the Observation Date. We cannot give you assurance that the performance of the price of the Brent Crude Futures Contract will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $1.25 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 206-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $1.25 per $1,000 principal amount note.

JPMorgan Structured Investments — Return Notes Linked to the September 2011 Brent Crude Oil Futures Contract	TS-6